SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of

the Securities Exchange Act of 1934

Filed by the Registrant ☒

Filed by a Party other than the Registrant ☐

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☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐	Definitive Proxy Statement
☒	Definitive Additional Materials
☐	Soliciting Material Pursuant to § 240.14a-12

VENTRUS BIOSCIENCES, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement if Other Than the Registrant)

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****IMPORTANT MESSAGE REGARDING VENTRUS BIOSCIENCES AND YOUR BROKERAGE ACCOUNT****

Dear Fellow Stockholder:

Your company, Ventrus Biosciences, Inc. is holding a very important Annual Meeting of Stockholders on July 10th, 2014. Among several proposals, you are being asked to approve the issuance of common stock in connection with the proposed acquisition by Ventrus of Assembly Pharmaceuticals, Inc. ("Assembly").

As previously announced on May 19, 2014, Ventrus entered into a merger agreement (the "Merger Agreement") with Assembly, a privately held biopharmaceutical company, in an all-stock transaction (the "Assembly Merger"). If approved, upon completion of the Assembly Merger the combined company will be renamed Assembly Biosciences, Inc., and its shares of common stock will trade on the Nasdaq Capital Market under the ticker "ASMB."

Due to the way your broker has categorized your brokerage account we are unable to contact you directly. We would appreciate the opportunity to speak with you about this year’s critical Annual Meeting and, in particular, the benefits of the transaction with Assembly. We are confident the transaction is the best path forward to maximize the value of your investment. Please feel free to call me at (917) 613-2236

We encourage you to read the Company's definitive proxy materials in their entirety as they provide, among other things, a detailed discussion of the process that led to the proposed Assembly Merger and the reasons behind the Board of Directors' unanimous recommendation to approve the issuance of common stock in connection with the Assembly Merger. Please vote your shares as soon as possible. By voting now, you will also help save your company money on additional proxy solicitation costs. You may vote your shares electronically by Internet or telephone by following the instructions provided in this mailing.

Again, please feel free to call me at (917) 613-2236. And remember to please vote your shares as soon as possible. Thank you.

With Regards,

/s/ David J. Barrett

David J. Barrett

Chief Financial Officer